News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

GLOBAL HEALTH & WELL-BEING VICE CHAIRMAN ROBERT A. STEELE
RETIRING FROM P&G AFTER 35 YEARS

CINCINNATI, Feb. 1, 2011 - The Procter & Gamble Company (NYSE:PG) announced today that Robert A. Steele, Vice Chairman – Global Health and Well-Being, responsible for Oral Care, Feminine Care, Personal Health Care, Pet Care and Snacks, will retire from P&G, effective September 1, 2011, after 35 years of service. Effective February 1, Mr. Steele will serve as Vice Chairman – Health Care Strategy, reporting to P&G Chairman of the Board, President and Chief Executive Officer Robert A. McDonald.

His career has included introducing several successful new P&G brands, including Swiffer, designing and leading P&G’s North American Market Development Organization, leading P&G’s Family Care, Coffee, Pet Care and Snacks businesses, and leading the strategy for P&G’s consumer health care business, including the divestiture of pharmaceuticals.

“Rob has been and remains an outstanding leader whose impact on P&G stretches across the Company and will endure for decades to come,” said P&G Chairman of the Board, President and Chief Executive Officer Robert A. McDonald.  “He led P&G’s North America business from 2000 to 2006, delivering six consecutive years of value- share growth, and he played a pivotal role in the successful integration of Gillette’s North America Commercial Operations.  More recently, he has revitalized our Global Health and Well-Being strategy and portfolio, focusing on businesses where P&G can win long term.”

As part of this management change, P&G will consolidate its current three Global Business Units (GBUs) into two:  Beauty & Grooming and Household Care.  The Oral Care and Feminine Care businesses will become part of P&G’s Beauty and Grooming GBU.  The Personal Health Care, Pet Care and Snacks businesses will become part of P&G’s Household Care GBU. These moves will help ensure each of these businesses continues to get the full investment required for growth globally while benefitting from synergies with P&G’s larger businesses.

Effective February 1, 2011, Charlie E. Pierce, Group President – Global Oral Care and Steve Bishop, Group President – Global Feminine Care will report to Ed Shirley.  Tom Finn, President – Global Health Care and Dan Rajczak, Senior Vice President – Global Snacks and Pet Care will report to Dimitri Panayotopoulos.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers, Tide, Ariel, Always, Whisper, Pantene, Mach3, Bounty, Dawn, Gain, Pringles, Charmin, Downy, Lenor, Iams, Crest, Oral-B, Duracell, Olay, Head & Shoulders, Wella, Gillette, Braun and Fusion. The P&G community includes approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, Corporate Media Relations, 513-884-2592